Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis Reports Revenues of $66 Million for the Second Quarter 2024

Revenues increased 48% over the Second Quarter of 2023

CUPERTINO, Calif. – August 1, 2024 - Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on low and negative carbon intensity products that replace fossil fuels, today announced its financial results for the three and six months ended June 30, 2024.

Revenues of $66.6 million for the second quarter of 2024 reflect strong execution by all three of the company’s operating segments, with the California Ethanol business generating $40.1 million in revenues, the India Biodiesel business generating $28.8 million in revenues, and the Dairy Renewable Natural Gas (RNG) business generating $1.6 million in revenues.

“The ongoing construction and operation of dairy digesters with the current capacity to produce more than 300,000 MMBtu of renewable natural gas annually by the Dairy RNG business marks an important cash flow milestone for Aemetis, representing a reliable source of increased future revenues,” stated Todd Waltz, Chief Financial Officer of Aemetis. “We anticipate substantial additional revenues from the operational dairies and those dairies under construction when we receive LCFS provisional pathway approvals and when we receive the federal Inflation Reduction Act Section 45Z production tax credits for RNG production beginning in January 2025,” added Waltz.

The California Ethanol business commissioned a new Solar Microgrid with battery storage that will strengthen future cash flows by reducing electric utility costs and optimizing storage and load shedding during peak rate hours.

The Ethanol business also received an allocation of $10.5 million of IRA tax credits from the U.S. Department of Energy and the Internal Revenue Service under the first phase of IRA Section 48C awards to support the installation of a Mechanical Vapor Recompression system that is expected to reduce the Keyes facility natural gas usage by approximately 80%, significantly reducing the carbon intensity of the fuel ethanol produced and generating an associated increase in revenues. Detailed engineering for MVR is completed, and the company has begun procurement of the MVR equipment.

“Complementing the revenue growth in our US businesses, our India Biofuel business announced the appointment of a Managing Director and Chief Executive Officer demonstrating our commitment to the expansion of the India business and our pursuit of an IPO of this subsidiary,” said Eric McAfee, Chairman and CEO of Aemetis.

We invite investors to review the Aemetis Corporate Presentation on the Aemetis home page prior to the earnings call.

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-888-506-0062 entry code 807848
Live Participant Dial In (International): +1-973-528-0011 entry code 807848

Webcast URL:  https://www.webcaster4.com/Webcast/Page/2211/50872

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended June 30, 2024

Revenues during the second quarter of 2024 were $66.6 million compared to $45.1 million for the second quarter of 2023. Our Keyes plant operated during the entire quarter compared to its extended maintenance cycle during a portion of the second quarter of 2023. Our Dairy Natural Gas segment produced 89,400 MMBtu from eight operating dairy digesters and reported $1.6 million of revenue, and our ninth digester began producing biogas at the end of the second quarter. Our India Biodiesel business recognized $24.8 million of revenue primarily from sales to the India Oil Marketing Companies.

Gross loss for the second quarter of 2024 was $1.8 million, compared to a $2.0 million profit during the second quarter of 2023.

Selling, general and administrative expenses were $11.8 million during the second quarter of 2024 from $9.7 million during the same period in 2023, driven primarily by the recognition of a loss on asset disposals of $3.6 million.

Operating loss was $13.6 million for the second quarter of 2024, compared to operating loss of $7.8 million for the same period in 2023.

Interest expense, excluding accretion of Series A preferred units in the Aemetis Biogas LLC subsidiary, increased to $11.7 million during the second quarter of 2024 compared to $9.6 million during the second quarter of 2023. Additionally, Aemetis Biogas recognized $3.5 million of accretion of Series A preferred units during the second quarter of 2024 compared to $6.9 million during the second quarter of 2023.

Net loss was $29.2 million for the second quarter of 2024, compared to $25.3 million for the second quarter of 2023.

Cash at the end of the second quarter of 2024 was $234 thousand compared to $2.7 million at the close of the fourth quarter of 2023. We recorded investments in capital projects related to the reduction of the carbon intensity of Aemetis ethanol and construction of dairy digesters of $5.4 million for the second quarter of 2024.

Financial Results for the Six Months Ended June 30, 2024

Revenues were $139.2 million for the first half of 2024, compared to $47.3 million for the first half of 2023, primarily occurring from our 2023 extended maintenance cycle which allowed for the acceleration of the implementation of several important efficiency upgrades at the Keyes plant.

Gross loss for the first half of 2023 was $2.4 million, compared to a gross profit of $0.7 million during the first half of 2023.

Selling, general and administrative expenses were $20.7 million during the first half of 2024, compared to $20.6 million during the first half of 2023, including $4.0 million of fixed costs of goods sold charged to selling, general and administrative during the Keyes plant maintenance period during the first half of 2023 and the recognition of a loss on asset disposals of $3.6 million during the first half of 2024.

Operating loss was $23.1 million for the first half of 2024, compared to $19.9 million for the first half of 2023.

Interest expense was $22.2 million during the first half of 2024, excluding accretion and other expenses of Series A preferred units in our Aemetis Biogas LLC subsidiary, compared to interest expense of $18.7 million during the first half of 2023. Additionally, our Aemetis Biogas LLC subsidiary recognized $6.8 million of accretion and other expenses in connection with preference payments on its preferred stock during the first half of 2024 compared to $12.4 million during the first half of 2023.

Net loss for the first half of 2024 was $53.4 million, compared to a net loss of $51.7 million during the same period of 2023.

Investments in capital projects of $9.0 million were made during the first half of 2024, including investments in capital projects related to Aemetis Biogas of $7.1 million.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and biochemicals company focused on the operation, acquisition, development and commercialization of innovative technologies that replace petroleum-based products and reduce greenhouse gas emissions. Founded in 2006, Aemetis is operating and actively expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis owns and operates a 60 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is developing a sustainable aviation fuel (SAF) and renewable diesel fuel biorefinery in California to utilize renewable hydrogen, hydroelectric power, and renewable oils to produce low carbon intensity renewable jet and diesel fuel. For additional information about Aemetis, please visit www.aemetis.com.

Non-GAAP Financial Information

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, income tax expense, intangible and other amortization expense, accretion expense, depreciation expense, and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to our five-year growth plan, future growth in revenue, expansion into new markets, our ability to commercialize our development projects, the ability to obtain sufficiently low Carbon Intensity scores to achieve below zero carbon intensity transportation fuels, the development of the Aemetis Biogas Dairy project, the development of the Aemetis Sustainable Aviation Fuel plant in Riverbank, the upgrades to the Aemetis Keyes ethanol plant, the development of the Aemetis Carbon Capture projects, and the ability to access the funding required to execute on project development, construction, and operations.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2024	2023	2024	2023
Revenues	$66,561	$45,112	$139,195	$47,263
Cost of goods sold	68,367	43,156	141,613	46,602
Gross profit (loss)	(1,806)	1,956	(2,418)	661

Selling, general and administrative expenses	11,800	9,746	20,650	20,574
Operating loss	(13,606)	(7,790)	(23,068)	(19,913)

Other expense (income):
Interest expense
Interest rate expense	9,904	8,299	18,996	15,377
Debt related fees and amortization expense	1,820	1,330	3,241	3,299
Accretion and other expenses of Series A preferred units	3,477	6,885	6,788	12,449
Other income/expense	(18)	(91)	49	(167)
Loss before income taxes	(28,789)	(24,213)	(52,142)	(50,871)
Income tax expense	385	1,066	1,263	818
Net loss	$(29,174)	$(25,279)	$(53,405)	$(51,689)

Net loss per common share
Basic	$(0.66)	$(0.68)	$(1.24)	$(1.40)
Diluted	$(0.66)	$(0.68)	$(1.24)	$(1.40)

Weighted average shares outstanding
Basic	44,417	37,179	43,153	36,804
Diluted	44,417	37,179	43,153	36,804

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$234	$2,667
Accounts receivable	8,764	8,633
Inventories	10,244	18,291
Prepaid and other current assets	4,613	6,809
Total current assets	23,855	36,400

Property, plant and equipment, net	194,042	195,108
Other assets	14,191	11,898
Total assets	$232,088	$243,406

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$28,769	$32,132
Current portion of long term debt	55,766	13,585
Short term borrowings	18,822	23,443
Other current liabilities	17,496	15,229
Total current liabilities	120,853	84,389

Total long term liabilities	360,187	375,994

Stockholders' deficit:
Common stock	46	41
Additional paid-in capital	285,519	264,058
Accumulated deficit	(528,810)	(475,405)
Accumulated other comprehensive loss	(5,707)	(5,671)
Total stockholders' deficit	(248,952)	(216,977)
Total liabilities and stockholders' deficit	$232,088	$243,406

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	For the three months ended June 30,		For the six months ended June 30,
EBITDA Calculation	2024	2023	2024	2023

Net loss	$(29,174)	$(25,279)	(53,405)	(51,689)
Adjustments
Interest and amortization expense	11,724	9,629	22,237	18,676
Depreciation expense	2,049	1,671	3,847	3,461
Accretion of Series A preferred units	3,477	6,885	6,788	12,449
Loss on asset disposal	3,644	-	3,644	-
Share-based compensation	1,977	1,755	4,946	4,417
Intangibles amortization expense	12	11	24	23
Income tax expense	385	1,066	1,263	818
Total adjustments	23,268	21,017	42,749	39,844

Adjusted EBITDA	$(5,906)	$(4,262)	(10,656)	(11,845)

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2024	2023	2024	2023
Ethanol
Gallons sold (in millions)	14.8	2.8	28.9	2.9
Average sales price/gallon	$1.99	$3.12	$1.89	$3.08
Percent of nameplate capacity	108%	20%	105%	11%
WDG
Tons sold (in thousands)	105	24.3	199	24.3
Average sales price/ton	$89	$105	$93	$105
Delivered Cost of Corn
Bushels ground (in millions)	5.2	1.4	10.1	1.4
Average delivered cost / bushel	$6.36	$6.84	$6.35	$7.17
Dairy Renewable Natural Gas
MMBtu produced (in thousands)	89.4	54.1	149.7	75.4
MMBtu stored as inventory (in thousands)	80.7	86.7	80.7	77.7
MMBtu sold (in thousands)	88.0	54.1	148.8	75.4
Biodiesel
Metric tons sold (in thousands)	20.4	25.7	47.5	26.7
Average Sales Price/Metric ton	$1,162	$1,276	$1,150	$1,210
Percent of Nameplate Capacity	54.4%	68.6%	63.4%	35.5%
Refined Glycerin
Metric tons sold (in thousands)	1.5	1.1	3.9	1.5
Average Sales Price/Metric ton	$635	$662	$584	$676